EXHIBIT 99.1

Contact:	Paul Caminiti/Jonathan Doorley Sard Verbinnen & Co 212/687-8080	Mira M. Bieler Bieler Communications 415/990-9121

CASTLE BRANDS ACQUIRES PREMIUM WINE MAKER BETTS & SCHOLL

Richard Betts to Lead Newly Formed Castle Brands Fine Wine Division;
Dennis Scholl Joins Castle Brands Board of Directors
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NEW YORK, NY, September 22, 2009 — Castle Brands Inc. (NYSE Amex: ROX) announced today that it has acquired the assets of Betts & Scholl LLC, a premium wine maker formed in 2003 by Master Sommelier Richard Betts and Dennis Scholl. Pursuant to the transaction, Castle Brands issued to the sellers a total of 7.14 million shares of Castle Brands Common Stock and approximately $1.1 million of cash and notes. Dennis Scholl has joined the Castle Brands Board of Directors, where he will serve as an independent director, and Richard Betts has joined Castle Brands as a Vice President and head of its newly-formed Fine Wine Division.

The Fine Wine Division has been created to market and sell a select portfolio of premium wines from around the world. As part of its fine wine strategy, Castle Brands will seek to recruit and represent the wines of a small number of premium, like-minded brand owners and wineries. The goal is to establish enough high quality wine expressions to provide a reasonable offering to customers but limited in number so each brand receives the attention it deserves. The division will take advantage of Castle Brands’ existing infrastructure, including its distribution system.

John Glover, Chief Operating Officer of Castle Brands, said, “We are very excited that Richard and Dennis will be joining Castle Brands and that we will be distributing Betts & Scholl’s premier products going forward. Together, Richard and Dennis have forged relationships with growers and winemakers around the world to produce complex, balanced wines true to their terroir. Their collaboration has shown a flair for memorable winemaking, innovation, and creative marketing approaches such as art-as-packaging. Richard is a well-known Master Sommelier and celebrity in wine and food circles and the addition of Richard and Dennis gives instant credibility to Castle Brands’ efforts in the wine industry.”

Dennis Scholl added, “Betts & Scholl has been a great partnership. We like to call it ‘Richard and Dennis’ wild ride.’ Now we’ve reached a critical tipping point: either we have to grow internally or seek a strategic partner to help us take our wines to the next level. Castle Brands is the missing link.”

Each bottle of Betts & Scholl features the artwork of internationally renowned contemporary artists, a specialty of art collector and entrepreneur Dennis Scholl. Betts & Scholl wines include Grenache, Syrah and Riesling from Australia, Syrah from California, and Hermitage Blanc and Rouge from France. For additional information, see www.bettsandscholl.com.

About Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within five categories of the spirits industry: vodka, rum, whiskey, liqueurs and tequila. Castle Brands’ portfolio includes, Boru® Vodka, Gosling’s Rum®, Pallini® LimoncelloTM, RaspicelloTM and PeachcelloTM, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Jefferson’sTM, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Sam Houston® Bourbon, Celtic Crossing® Liqueur, Brady’s® Irish Cream and TierrasTM tequila. Additional information concerning the company is available on the company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K, as amended, for the year ended March 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.